CERTIFICATE OF INCORPORATION

                                       OF

                      CALLFREE TELECOM COMMUNICATIONS CORP.






Filed by
                                                       Michael S. Winokur, Esq.
                                                       97-49  63rd Drive
                                                       Rego Park, New York 11374


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                          CERTIFICATE OF INCORPORATION


                       CALLFREE TELECOM COMMUNICATIONS CORP.

Under Section 402 of the Business Corporation Law.

         The undersigned,  for the purpose of forming a corporation  pursuant to
Section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth:

         FIRST: The name of the corporation is CALLFREE TELECOM COMMUNICATIONS CORP.

         SECOND:  The purposes for which the corporation is formed are:

         To engage in any lawful act or activity for which corporations may be organized under the business corporation law, provided that the corporation is not formed to engage in any act or activity which requires the act or approval of any state official, department, board, agency or other body without such approval or consent first being obtained.

         To establish, maintain and conduct a general service organization for the purpose of providing communications services of every kind and description. To maintain executive and operating personnel for the purpose of providing communications services of every kind and description. Generally to do everything ordinarily done by those engaged in a similar line of business including owning, buying selling, renting, leasing and otherwise dealing with and disposing of any and all equipment, materials, supplies and accessories necessary to conduct the foregoing, and to dispose of all real and personal property.

         To carry on a general mercantile, industrial, investing and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, or in



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any other lawful  capacity,  shares with a par value of One Tenth ($0. 001) of a
Cent and One goods, wares, merchandise, commodities, and unimproved, improved, finished, processed and other real, personal and mixed property of any and all kinds, together with the components, resultants, and by - products thereof.

         To acquire by purchase, subscription, underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States or any foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor, stocks, bonds or other securities or evidences of indebtedness of this corporation and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.

         To construct, build, purchase, lease or otherwise acquire,' equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and goodwill of any persons, firms, associations or corporations.

     The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have all rights, powers and privileges granted or permitted to a corporation by such statute.

     THIRD The office of the corporation is to be located in the County of Queens, State of New York.

     FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Ten Million (10,000,000) common shares with a par value of



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One Tenth ($0.01) of a Cent and One Million convertible  preferred shares with a par value of one ($0.01) Cent.

         The 5% Cumulative Convertible Preferred Shares at the option of the respective holders thereof, may at any time, and from time to time1 prior to April 1, 2016, be converted into fully paid and nonassessable Common Shares of the Corporation at the rate of one Common Share for one 5% Cumulative Convertible Preferred Share provided, however, that such right of conversion may not be exercised and shall be suspended during the period of five days immediately preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the issuance of rights, or the date when any change of conversion or a change of shares shall go into effect. Upon the conversion, as herein provided, of any shares of the 5% Cumulative Convertible Preferred Shares, all rights of the holders of such shares shall cease and determine and the Common Shares issued in lieu thereof shall be of record as of the time of such conversion.

         So long as any of the 5% Cumulative Convertible Preferred Shares shall be outstanding, the Corporation will not make any share distribution on its Common Shares unless the Corporation, by proper legal action, shall have authorized and reserved an amount of shares equal to the amount thereof which would have been declared upon the Common Shares into which such 5% Cumulative Convertible Preferred Shares might have been converted, and the Corporation



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shall,  out of such  additional  shares so authorized and reserved on account of such share distribution, upon the conversion of any 5% Cumulative Preferred Shares, deliver with any Common Shares into which 5% Cumulative Convertible Preferred Shares are converted, but without additional consideration therefor, such amount of Common Shares as would have been deliverable to the holders of the Common Shares into which such 5% Cumulative Convertible Preferred Shares has been so converted had such Common Shares been outstanding at the time of such share distribution. For the purpose of this paragraph, a share distribution shall be a dividend payable only in Common Shares of the Corporation of the same class as the present authorized Common Shares. This shall not limit the right of the Corporation, however, to declare and pay any dividends whether in cash, shares, or otherwise, except as specifically otherwise provided in this paragraph.

     Any holder of the 5% Cumulative Convertible Preferred Shares desiring to exercise the right of conversion herein provided shall surrender to the Corporation at one of its share transfer agencies, or in the event that at that time there is no such agency, then at the principal office of the Corporation, the certificate or certificates representing the 5% Cumulative Convertible Preferred Shares so to be converted, duly endorsed in blank for transfer or accompanied by properly executed instruments for the transfer thereof, together



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with a written  request for the  conversion  thereof.  No such shares,  however, shall be accepted for conversion on or after April 1, 2016, at which time the conversion privilege and right shall cease and determine.

     FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served on him is:

                                  Stuart Radin
                               1043 Neilson Street
                          Far Rockaway, New York 11691


     SIXTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such direct9r establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial. profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

     IN WITNESS WHEREOF, this certificate has been subscribed to this 6th day of April, 1998 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.








                                                 /S/
                                                 -------------------------------
                                                 GERALD WEINBERG
                                                 90 State Street
                                                 Albany, New York